Exhibit 99.4

CONSENT OF MORGAN STANLEY & CO. INCORPORATED

We hereby consent to the use in this Post-Effective Amendment No. 1 to the Registration Statement of Yellow Roadway Corporation (“Yellow Roadway”) on Form S-4 and in the Proxy Statement/Prospectus of Yellow Roadway and USF Corporation, dated May 5, 2005, which is a part of this Post-Effective Amendment No. 1 to the Registration Statement, of our opinion dated February 27, 2005 appearing as Annex B to such Proxy Statement/Prospectus and our opinion dated May 1, 2005 appearing as Annex C to such Proxy Statement/Prospectus, and to the applicable description of such opinions and to the references to our name contained therein under the headings “Summary—The Amended Merger—Opinion of USF’s Financial Advisor Dated May 1, 2005”, “The Original Merger—Background of the Original Merger”, “—USF’s Reasons for the Original Merger”, “Opinion of Morgan Stanley & Co. Incorporated, Financial Advisor to USF, dated February 27, 2005”, “The Amended Merger—Background of the Amended Merger” and “Opinion of Morgan Stanley & Co. Incorporated, Financial Advisor to USF, dated May 1, 2005” in the Proxy Statement/Prospectus. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of Post-Effective Amendment No. 1 to the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ WILLIAM H. STRONG
William H. Strong Managing Director Vice Chairman Investment Banking

New York, New York

May 4, 2005